Exhibit 10.9

Satsuma Pharmaceuticals, Inc.

December 21, 2018

Tom O’Neil

***

Via Electronic Mail

Dear Tom:

I am pleased to offer you a position with Satsuma Pharmaceuticals, Inc. (the “Company”), as its Chief Financial Officer reporting to the Company’s President and Chief Executive Officer (the “CEO”). Unless otherwise defined in the letter, capitalized terms will have the meanings set forth in Appendix A. If you accept our offer, your first day of employment will be January 14, 2019 (the day you actually commence employment hereunder, the “Start Date”).

1.    Duties. As Chief Financial Officer, you will have such duties and responsibilities commensurate with those customarily associated with that position, including such duties and responsibilities as reasonably assigned by the CEO. You will devote substantially all of your time, attention and skill to such duties, except during any paid vacation and other excused absence periods, and will use your best efforts to promote the success of the business of the Company.

For the duration of your term of employment with the Company, you agree not to (a) actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration or (b) render commercial or professional services of any nature to any person or organization, whether or not for compensation, in each case, without the prior approval of the CEO.

2.    Base Salary. You will receive an initial annual base salary of $300,000. The CEO will review your salary annually and you will be eligible for salary increases subject to requisite approvals, including those of the CEO and Satsuma Pharmaceutical’s Board of Directors (the “Board”). Your annual base salary will be paid, less applicable withholdings, in accordance with the Company’s normal payroll procedures.

3.    Signing Bonus and Annual Performance Bonus. Upon receiving from you a final signed version of this Employment Letter, you shall be eligible to receive a signing bonus in the amount of $80,000, less any applicable withholdings (the “Signing Bonus”). The Signing Bonus will be payable in two equal payments: The Company shall make the first payment to you (in the amount of $40,000, less any applicable withholdings) on the first regularly scheduled payroll date following your Start Date, and it shall make the second payment to you (in the amount of $40,000, less any applicable withholdings) on the first regularly scheduled payroll date following the closing of a Qualified Financing. For purposes of this letter agreement, a “Qualified Financing” means the closing of the sale and issuance of equity securities of the Company prior to or on December 31, 2019 in a single transaction or series of related transactions primarily for capital raising purposes where the Company raises an amount that equals or exceeds $25,000,000. Should you resign from the Company before the first anniversary of the Start Date, you shall, within 30 days of the date of such resignation, repay to the Company the full amount of the Signing Bonus that was actually paid to you by the Company.

Annual Performance Bonus.

In addition, beginning in calendar year 2019, you will be eligible to receive an annual target bonus of 25% of your annual base salary upon achievement of performance objectives to be determined by the CEO and Board (the “Bonus”). Following the end of the each calendar year, the Board, in its discretion, will determine the extent to which the performance objectives relating to the Bonus for that year were achieved and the extent to which the Bonus becomes earned for that year. In order to be eligible to receive a Bonus, you must be employed through the date the Board makes its determination to what extent the performance goals have been achieved and the amount of the Bonus to which you will be entitled, which the Board will make its determination no later than April 1 of the calendar year following the calendar year to which the Bonus relates. Any Bonus, or portion thereof, will be paid, less applicable withholdings, as soon as practicable after the Board makes its determination of the extent to which the Bonus has been earned, but in no event later than May 1 following the calendar year in which the Board makes its determination as to the extent a Bonus has been earned (if at all).

4.    Employee Benefits. You also will be eligible to receive certain employee benefits that the Company may establish from time to time for its other employees, subject to the eligibility requirements of the applicable benefit plans. You will also be entitled to a minimum of twenty (20) days paid time-off each year, subject to the terms of the Company’s paid time off policy as in effect from time to time. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary (though certain modifications may trigger your rights to resign for Good Reason, described below).

5.    Expenses. You will be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

6.    Relocation. In the event the Company requires you to permanently relocate, you will be entitled to reimbursement of reasonable relocation expenses, subject to the terms of the Company’s employee relocation policy, as in effect from time to time.

7.    Stock Option Grants. In addition, if you decide to join the Company the Company will, subject to Board approval, grant you an award of 360,000 common stock options1 (the “Initial Stock Option Grant”) that vest according to the following schedule and subject to you continuing to provide services to the Company through each vesting date:

(a)    25% vest upon one year anniversary of issuance

(b)    1/36th of the remaining options will begin vesting each month on each monthly anniversary of your Start Date thereafter so that all 360,000 options are fully vested on the fourth anniversary of your Start Date.

[1]	This option grant represents 1.5% of the Company’s current fully diluted shares outstanding.

Top-up Stock Option Grant. Subject to Board approval, the Company will grant you an award of additional common stock options (the “Top-up Stock Option Grant) following the closing of a Qualified Financing in an amount such that the sum of the common stock options granted to you under the Initial Stock Option Grant and the Top-up Stock Option Grant represents one percent of the Company’s fully diluted outstanding shares immediately following the closing of the Qualified Financing. To the extent feasible, the common stock options granted to you under the Top-up Stock Option Grant will have the same vesting schedule as those common stock options issued to you under the Initial Stock Option Grant, with such vesting subject to you continuing to provide services to the Company through each vesting date.

8.    Termination other than for Cause, death or Disability outside the Change in Control Period. If, outside of the Change in Control Period, the Company terminates your employment other than for Cause, death or Disability, then, provided you deliver to the Company a customary separation agreement and release of claims related to your employment with the Company in a form reasonably satisfactory to the Company (the “Release”) that becomes effective and irrevocable within 60 days of the date your employment with the Company terminates, you will be entitled to receive, subject to the terms of Appendix A:

(a)    continuing payments of your base salary, as then in effect, less applicable withholdings and in accordance with the Company’s normal payroll procedures, for a period of six (6) months from the date your employment with the Company terminates with the first payment to be made within 10 days following the effective date of the Release (and include any payments that otherwise would have been paid to you between your termination date and the effective date of the Release under the Company’s normal payroll cycle), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the 6-month period following your termination of employment (subject to any delay as may be required for compliance with Section 409A in accordance with Appendix A);

(b)    reimbursement for the cost of continuation of health coverage for you and your eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earlier of (i) six (6) months following your termination of employment or (ii) the date you and your eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of your termination of employment, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company instead will pay a lump sum payment, grossed up to an amount that mitigates the effect of any applicable tax withholding obligations that arise with respect to the payment, equal to six (6) months of your estimated COBRA premiums, less applicable withholdings, within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A).

9.    Termination other than for Cause, death or Disability, or Resignation for Good Reason within the Change in Control Period. If, within 12 months following a Change in Control (the “Change in Control Period”), the Company (or its successor) terminates your employment other than for Cause, death or Disability or you resign from your employment with the Company (or its successor) for Good Reason, then, provided you deliver to the Company a Release that becomes effective and irrevocable within 60 days of the date your employment with the Company (or its successor) terminates, you will be entitled to receive subject to the terms of Appendix A:

(a)    a lump-sum payment equal to six (6) months of your base salary, as then in effect, to be paid within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A);

(b)    a lump-sum payment, to be paid within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A), of an amount equal to your annual target Bonus for the year in which the termination occurs (or, if higher, your target annual Bonus as in effect immediately prior to the Change in Control), prorated to the termination date.

(c)    reimbursement for the cost of continuation of health coverage for you and your eligible dependents pursuant to the COBRA until the earlier of (i) six (6) months following your termination of employment or (ii) the date you and your eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of your termination of employment, the Company (or its successor) determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company (or its successor), then the Company (or its successor) instead will pay a lump sum payment, grossed up to an amount that mitigates the effect of any applicable tax withholding obligations that arise with respect to the payment, equal to six (6) months of your estimated COBRA premiums, less applicable withholdings, within 10 days following the effective date of the Release (subject to any delay as may be required for compliance with Section 409A); and

(d)    the vesting of each equity award held by you, including, without limitation, any other stock option, restricted stock unit award or restricted stock award held by you as of your employment termination date shall be accelerated and, if applicable, become exercisable with respect to 100% of the then-unvested shares of Company common stock subject to such equity award.

(e)    For the avoidance of doubt, if you are entitled to the benefits set forth in this Section 8, you shall not also be entitled to the benefits set forth in Section 7 above.

10.    Termination for Cause, death or Disability or Resignation Without Good Reason. If your employment with the Company is terminated voluntarily by you without Good Reason or for Good Reason outside the Change in Control Period, by the Company for Cause or due to your death or Disability, then you will be entitled to receive salary and accrued but unused vacation time through the effective date of termination. Additionally, if you have not voluntarily terminated your employment with the Company without Good Reason or the Company has not terminated your employment for Cause, you will also be entitled to receive any Bonus earned, but not yet paid, as of your date of termination (“Accrued Benefits”), which will be paid to you within 30 days of the date your employment terminates and in no event will it be paid later than May 1st of the year following the year in which your termination occurs. Moreover, on your termination date: (i) all vesting will terminate immediately with respect to your then outstanding equity awards (unless you commence providing services as a consultant or director as of the date of such termination of employment, in which case your outstanding equity awards will be treated in accordance with the equity plan under which they are granted and the agreements evidencing any such awards); (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except your Accrued Benefits); and (iii) you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

In the event of your termination of employment with the Company, the preceding Sections 8, 9, and 10 are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled, whether at law, tort or contract, in equity or under this letter.

11.    Confidential Information Agreement; Compliance with Company Policies. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information and compliance with the arbitration provisions in the event of any dispute or claim relating to or arising out of our employment relationship.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.

12.    Conflicting Interests. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. The Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

13.    Proof of Eligibility to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

14.    Miscellaneous. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter (including Appendix A), along with any agreements relating to proprietary rights between you and the Company and the equity plan and stock option agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an authorized representative of the Company and you.

We look forward to your favorable reply and to working with you at the Company.

Sincerely,

/s/ John Kollins
John Kollins
President & Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Tom O’Neil

Printed Name:	Tom O’Neil

Date:	December 21, 2018

Enclosures

Employment, Confidential Information, Invention Assignment and Arbitration Agreement